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                                                                    EXHIBIT 99.2


INTRABIOTICS ANNOUNCES RESTRUCTURING PLAN

MOUNTAIN VIEW, Calif., Oct. 14 -- IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI - News) today announced that it will implement a restructuring plan to reduce its cash operating expenses from $7.5 million per quarter currently to approximately $1.5 million per quarter in 2003. The plan is expected to be completed by year-end and will include a reduction of approximately 27 positions or 70% of IntraBiotics' current workforce.

Ernest Mario, Ph.D., Chairman and Chief Executive Officer of IntraBiotics said, "The reasons for reducing our current cash burn rate include a recognition of current very difficult market conditions reducing our ability to raise additional funds in the near future, and the need for sufficient time to thoroughly evaluate our options going forward. I am personally grateful to all of our employees for their hard work in the pursuit of an oral mucositis indication for Iseganan. Unfortunately our phase III clinical trials to prove efficacy in the treatment of oral mucositis did not meet their primary endpoints necessitating this action."

About IntraBiotics Pharmaceuticals, Inc.
IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing and commercializing high-value anti-infectives and oncology therapeutics. Additional information is available at the Company's web site, www.intrabiotics.com.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and projections of future expenses. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; and the company's ability to raise capital through private or public financings when needed or on favorable terms. These and other risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2001 and on Form 10-Q, for the quarter ended June 30, 2002.